EXHIBIT 21.1

LIST OF REGISTRANT’S SUBSIDIARIES

Percentage Owned By NVIDIA Corporation	Country of Organization
NVIDIA Canada, Inc.	United States/Canada
100%
NVIDA US Holding Company	United States
100%
NVIDA International, Inc.	Cayman Islands
100%
NVIDIA US Investment Company	United States
100%
NVIDIA Singapore Pte Ltd	Singapore
100%
NVIDIA Pty Limited	Australia
100%
NVIDIA Ltd.	United Kingdom
100%
NVIDIA GmbH	Germany
100%
Exluna, Inc.	United States
100%